As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-232701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMNIQ Corp.

(Exact name of registrant as specified in its charter)

Delaware	7373	20-3454263
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1865 West 2100 South

Salt Lake City, UT 84119

714-899-4800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Shai Lustgarten

Chief Executive Officer

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

714-899-4800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Arthur S. Marcus, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

212-930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form S-1 (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3)of the Securities Act of 1933, as amended, to add certain disclosure in the Section titled “Other Information” and to update the Registration Statement on Form S-1 (Registration Statement No. 333-232701)(as amended, the “Initial Registration Statement “) to incorporate the following documents by reference:

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with Securities and Exchange Commission (“SEC”) on May 14, 2020;
●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with Securities and Exchange Commission (“SEC”) on March 30, 2020;
●	Our Current Reports on Form 8-K, filed with the SEC on March 4, 2020, March 31, 2020, April 3, 2020, April 20, 2020, April 24, 2020, April 28, 2020 and May 6, 2020; and
●	The description of our common stock in our Registration Statement on Form S-1 filed with the Commission on July 18, 2019, and amended on July 26, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The SEC declared the Initial Registration Statement effective on July 31, 2019. No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees have been paid.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 29, 2020

OMNIQ Corp.

We are registering an aggregate of 1,725,000 shares (the “Resale Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of OMNIQ Corp. (f/k/a Quest Solution, Inc.) (referred to herein as “we”,“us”, “our”, “OMNIQ”, “Registrant”, or the “Company”) for resale by certain of our shareholders identified in this prospectus (the “Selling Shareholders”). 891,667 of the shares being registered are issuable upon exercise of warrants recently issued to the Selling Shareholders in connection with a private offering in April, 2019 (the “Warrants”). Please see “Selling Shareholders” beginning at page 9.

The Selling Shareholders may offer to sell the Resale Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares. The Selling Shareholders will receive all of the net proceeds from the offering of their Resale Shares. The Company would receive the proceeds from any cash exercise of the Warrants.

The Resale Shares may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our common stock is quoted on the OTCQB under the symbol “OMQS.” On May 20, 2020, the last reported sale price of our common stock on the OTCQB was $5.40.  We intend to apply to have our common stock listed on the Nasdaq Capital Market under the symbols “OMQS.” There is no assurance our application will be approved. On November 18, 2019, the Company filed an amendment to its Certificate of Incorporation, as amended, with the Secretary of State of Delaware, pursuant to which the Company i) changed its name from Quest Solution, Inc. to OMNIQ Corp. and ii) effected a reverse split of its common stock at a ratio of one (1) for twenty (20), effective November 20, 2019 (the “Reverse Split”). Except as otherwise stated, this Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 reflects the consolidation of shares as a result of the Reverse Split.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2020

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We urge you to read this prospectus carefully, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus and in the documents incorporated by reference herein. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference herein. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, and the financial statements and related notes incorporated by reference in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” the “Company,” and “OMNIQ” in this Prospectus mean OMNIQ Corp.., a Delaware corporation, and its subsidiaries where appropriate, on a consolidated basis.

1

Description of Business

We, together with our wholly owned subsidiaries, were incorporated in 1973. Since incorporation, we have been involved in various lines of business.

We are a provider of products and solutions to two main markets, Supply Chain Management and Smart/Safe City. We have recently expanded our product solutions, which are based on Artificial Intelligence and Machine Learning algorithms and offer Computer Vision applications. Our newest product offerings have not only established us as an innovative and technological company, but also one that is, able to offer its fortune 1,000 customers an end-to-end solution. We are a pioneer in providing cutting edge technological solutions to the markets we serve. We, as a world-wide systems integrator, focuses on design, delivery, deployment and support of fully integrated mobile and automatic identification data collection solutions. We use unique Computer Vision technology and additional identification technologies in its solutions. We also are a manufacturer and/or distributor of labels, tags, ribbons and RFID identification tags. We take a consultative approach by offering end-to-end solutions that include software, algorithm, hardware, service contracts, communications and full lifecycle management services. We simplify the integration process with our experienced team of professionals. We deliver problem solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software, some of which is developed by us and some of which is sourced from third parties. We are also a leading provider of bar code labels and ribbons (media) to our customers. We provide consultative services to companies to select, design and manufacture the right label for their product offerings. Once a company selects the product, sales are generally highly repeatable on a regular basis.

Our newest offering of groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and automated parking solutions.

2

Inspired by time-critical “friend or foe” decision-making processes, our patented algorithms are based on a combination of cognitive science and machine learning-based pattern recognition technology which is arbitrated through a multi-layered decision-making process that offers both speed and accuracy.

Our experienced team of consulting and integration professionals guide companies through the entire development and deployment process, from selecting technology to the successful company-wide rollout of a customized solution that fits a company’s unique requirements. After performing a thorough technical evaluation of the client’s current operations and specific operational problems, our team determines the optimal hardware and software solutions to optimize the client’s operational workflow. We deliver, ongoing services provided throughout the deployment process and throughout the entire product life cycle. We also deliver full installation services for all mobile, data collection computers and printing equipment including full staging and kitting of the equipment.

We have been successful in delivering mission critical mobile computing and data collection solutions to Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to us to succeed.

Core to the solutions offered by us is a full suite of configurable packaged software solutions that were internally developed and provide customers with unique solutions with significant business Return on Investment (“ROI”), including:

Order Entry: Software designed to increase productivity in the field. Remote workers increasingly demand rapid access to real-time information and up to date data to facilitate and streamline their job functions in the field for which we believe our Order Entry Software is the answer.

DSD and Route: Software packages designed to increase overall productivity. In the fourth quarter of 2016, we introduced the next generation of Direct Store Delivery (DSD) and Proof of Delivery software called Route Edge TM. The OMNIQ DSD and Route Edge TM software packages include proprietary applications for portable devices, computer servers and management dashboards that extend the power of existing systems out to field associates to enhance routing and delivery efficiency.

Intelligent Order Entry: Adds intelligence to aging order entry systems to maximize profits. The hand held industry is a vital link in getting remote orders from the field to corporate. Our Intelligent Order Entry Software adds this capability to aging order entry systems.

iTrack: Track Device Deployment. iTrack, an Internet Tracking System, is a management tool that tracks the deployment of hardware devices in the field and their repair history.

Warehouse: Enhances efficiency in distribution and manufacturing environments. The warehouse is a collection of applications for portable devices that we believe extends the power of your existing system out to the warehouse floor and dock doors.

Proof of Delivery: Enhances document delivery performance. We offer proof-of-delivery capabilities as part of our Mobility Suite that we believe gives companies an edge over competitors by improving customer service.

3

WTMiP: Extends business beyond four walls. WTMiP provides the link between corporate and the mobile worker. WTMiP servers allow files and data to seamlessly synchronize between the corporate host and laptops, handheld devices and Windows CE or Windows Mobile devices.

Easy Order: Easy order on-line purchasing portal. Our Easy Order Solution offer companies a customized portal that streamlines and simplifies ordering by providing clients with their own unique private on-line store.

QTSaaS (Quest Total Solutions as a Service): QTSaaS is a complete mobile services offering that includes hardware, software, services and wireless data in a bundled subscription payment offering over a period of time. Our partnership with Hyperion Partners LLC and wireless carriers allows us to offer mobility solutions to our customers on platforms that extend the market into new mobile applications that previously were not being automated.

Media and Label Business: Repeatable easy order online purchasing portal. The largest segment of data collection opportunity for us is the barcode label market which provides ongoing and repeatable purchasing business. We intend to continue in the label business in the United States to drive business growth and increased margins.

Target Markets

The two markets we serve are Smart/Safe City and Supply Chain Management. Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and discerning customers within the access control, airport, border crossing, municipality safety and parking industries. We seek to utilize our expertise and to offer end-to-end software solutions in markets which we believe provide the greatest opportunity to increase margins.

Within the Supply Chain Management market, we believe we can further develop our existing customer base that is in need of replacing their legacy systems with a new go-to-market strategy that leverages our field sales and system resources, telemarketing, customer portals and vertical market and barcode label specialists. We also believe that our base of industry leading customers for our barcode label and ribbon (media) products in the manufacturing, distribution, transportation and logistics, retail and healthcare sectors, which sectors are at the core of our business are also ideal candidates for our machine learning technology. We have been successful in integrating mission critical mobile computing and data collection solutions for Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to us to succeed.

We believe that integrating our new patented and proprietary AI technology into our existing Supply Chain offerings will allow for automated logistics monitoring and optimization, creating operational efficiencies at the higher margins associated with the AI value-creation paradigm for both OMNIQ and its fortune 1000 clientele.

Competitive overview

The mobile system integration market is characterized by a limited number of large competitors and numerous smaller niche players. OMNIQ typically pursues larger accounts and national customers, competing most often with the larger channel partners, including Stratix, Peak Technologies, Lowry, and Barcoding Inc. For specific solutions, the Company also competes with niche players that are often focused on a single industry. Hardware sales are often pressured by competition from online retailers, but the Company believes that its consultative, integrated solutions approach is a clear differentiator for most prospective customers.

4

Sales Strategy

The Company’s current direct sales teams are supported by systems engineers averaging over twenty (20) years of experience in the mobile industry. The sales organization’s growth in reach mirrors the Company’s addition of new products and services. Sales team members are organized by industry areas of opportunity, areas of expertise and territory. OMNIQ’s sales teams are organized to address national accounts offering a broad array of unique solutions for key lines of business applications, which allows for upsell and cross sell opportunities to our clients. For the barcode label (media) business, OMNIQ utilizes a specialty sales force as well as action as resellers and distributors of OMNIQ manufactured label products to serve the market.

Sales persons are supported internally by sales support personnel who coordinate quotes and logistics and by members of the systems engineering group and software teams.

The normal sales cycle is one (1) to six (6) months, and typically involves the development of a scope of work and preparation of a ROI analysis. OMNIQ prepares templates for this purpose which reduces the sales cycle. The analyses and proposals include information on leasing and other financing options, which helps differentiate the Company from its competitors. The label business sales cycles are shorter with purchases made more frequently on a transactional basis.

Corporate Information

Our principal executive offices are located at 1865 West 2100 South Salt Lake City, UT 84119. Our telephone number is (714) 899-4800. Our corporate website is www.omniq.com. The information on our website is not a part of, or incorporated, in this prospectus.

5

Summary of the Offering

April 2019 Private Placement

On April 4, 2019, the Company entered into a form of Securities Purchase Agreement (the “Securities Purchase Agreement”) with accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, on April 9, 2019 (the “Closing Date”), the Company sold an aggregate, with the Conversions included, of $5,000,000 of units (the “Units”) resulting in gross proceeds of $5,000,000, before deducting placement agent fees and offering expenses (the “Offering”). The individual Unit purchase price was $6.00. Each Unit is comprised of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and a warrant to purchase one share of Common Stock, and, as a result of the Offering, the Company issued 833,334 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase 833,334 shares of Common Stock (the “Warrant Shares”) at an exercise price equal to $7.00 per Warrant Share, which Warrants are exercisable for a period of five and one-half years from the issuance date. Both Shai Lustgarten, the Company’s Chief Executive Officer, and Carlos J. Nissenson, a consultant to and principal stockholder of the Company, participated in the Offering by converting $200,000 each of unpaid principal owed to them from the HTS acquisition (the “Conversions”), by the Company in exchange for Shares and Warrants on the same terms as all other Purchasers. With the Conversions included, the Offering resulted in gross proceeds of $5,000,000. As a result of the Conversions, a principal amount of $150,000 is owed to each of Walefar and Campbeltown, respectively under the note issued to them as partial consideration in the sale of HTS Image Processing to the Company on October 5, 2018.

Shares: 1,725,000 Resale Shares, all of which were issued to the Selling Shareholders under the Securities Purchase Agreement. 891,667 of the Resale Shares are issuable upon exercise of the Warrants issued under the Securities Purchase Agreement. 58,334 of the Resale Shares are issuable upon exercise of the Warrants that were issued to the placement agent in the April 2019 offering.

Risk factors: See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Common stock OTCQB trading symbol: OMQS

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. All share amounts and per share amounts do not reflect the Reverse Split. The results indicated below are not necessarily indicative of our future performance.

6

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Summary of Statements of Operations

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

	Years Ended December 31		Variation
(In thousands)	2019	2018	$	%
Revenue	$57,199	$56,202	997	1.8
Cost of Goods sold	43,165	43,140	25	0.1
Gross Profit	14,034	13,062	972	7.4
Operating Expenses	16,898	16,086	812	5.0
Loss from operations	(2,864)	(3,024)	(160)	(5.3)
Net loss from continuing operations	(5,456)	(5,222)	234	4.5
Net loss from discontinued operations	-	-
Net loss	(5,456)	(5,222)	234	4.5
Net Loss per common Share from continuing operations	(1.37)	(2.18)	(0.81)	(37.2)

n/m; not meaningful

Statement of Financial Position

See Consolidated Financial Statements starting on Page F-1.

RISK FACTORS

Investing in our securities involves a great deal of risk. Before deciding to purchase our securities, careful consideration should be made of the following factors as well as other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent filings with the SEC. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

7

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations and ability to raise capital.

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may impact our operations, financial condition. Also, the pandemic may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites, regulators and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. Furthermore, if any of our key employees became ill or died as a result of COVID-19, it could negatively impact our business.  It is also possible that global health concerns such as this one could disproportionately impact the clinical sites in which we conduct any of our clinical trials, which could have a material adverse effect on our business and our results of operation and financial condition. The COVID-19 pandemic, may also negatively impact the Company’s ability to raise capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and other federal securities laws. The reader should understand that several factors, including the risk factors described under “Risk Factors” in this prospectus, any supplements to this prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent filings with the SEC govern whether any forward-looking statement contained herein will be or can be achieved. Any of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance of the Company. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business development, the Company may alter its marketing, capital expenditure plans or other budgets, which may, in turn, affect the Company’s results of operations. In light of the significant uncertainties inherent in the forward-looking statements included therein, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

8

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the Selling Shareholders. We would receive $6,241,667 in proceeds from any cash exercise of the Warrants for which the underlying Resale Shares are being included. Any proceeds from the exercise of such Warrants will be used for working capital purposes.

SELLING SHAREHOLDERS

The common stock being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “April 2019 Private Placement” in the “Summary of the Offering” section above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of common stock and warrants, as of July 2, 2019, assuming exercise of the warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Shareholders in the Company’s April 2019 private placement, and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the warrants, a Selling Shareholder may not exercise the warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or, to the extent indicated in a Selling Shareholder’s footnote to the table below, 9.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Empery Asset Master, Ltd.(3)	38,671	(1)	38,671	0	0%
Empery Tax Efficient, LP(3)	8,823	(1)	8,823	0	0%
Empery Tax Efficient II, LP(3)	152,507	(1)	152,507	0	0%
Hudson Bay Master Fund Ltd(4)	100,000	(1)	100,000	0	0%
Efrat Investments LLC(5)	33,334	(1)	33,334	0	0%
Moshe Zuk(6)	16,667	(1)	16,667	0	0%
Alta Partners LLC(7)(39)	33,334	(1)	33,334	0	0%
Orca Capital GmbH(8)	16,667	(1)	16,667	0	0%
Richard Molinsky(9)	10,000	(1)	10,000	0	0%
Clayton A. Struve(10)	120,000	(1)	120,000	0	0%
Verition Multi-Strategy Master Fund Ltd. (11)	100,000	(1)	100,000	0	0%
Warberg WF VII LP(12)	25,000	(1)	25,000	0	0%
A.K.S. Family Partners, LP(13)	10,000	(1)	10,000	0	0%
Red Diamond Partners, LLC(14)	116,667	(1)	116,667	0	0%

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Ramnarain Jaigobind(15)	89,129	(36)	89,129	0	0%
Bigger Capital Fund, LP(16)	66,667	(1)	66,667	0	0%
District 2 Capital Fund LP(17)	133,333	(1)	133,333	0	0%
K.J. Harrison & Partners Inc. (18)	100,000	(1)	100,000	0	0%
Richard Dyke Rogers(19)	16,667	(1)	16,667	0	0%
Northlea Partners(20)	10,000	(1)	10,000	0	0%
Brio Capital Master Fund Ltd. (21)	100,000	(1)	100,000	0	0%
David S Nagelberg 2003 Revocable Trust(22)	80,000	(1)	80,000	0	0%
Scott Heath(23)	25,000	(1)	25,000	0	0%
The Feldman Family Trust(24)	41,667	(1)	41,667	0	0%
Crossover Capital Fund I, LLC(25)	6,667	(1)	6,667	0	0%
Redwood Partners II, LLC(26)	5,000	(1)	5,000	0	0%
Ravikumar Vasireddy(27)	8,333	(1)	8,333	0	0%
Glenn Jorgensen(28)	10,000	(1)	10,000	0	0%
Uniplan Investment Counsel Inc. (29)	10,000	(1)	10,000	0	0%
D-Beta One EQ, Ltd. (30)	33,333	(1)	33,333	0	0%
Mohawk Ventures LLC(31)	25,000	(1)	25,000	0	0%
Timothy R. McLaughlin(32)	8,333	(1)	8,333	0	0%
Walefar Investments Ltd.(37)(39)	66,667	(1)	66,667	0	0%
Campbeltown Consulting Ltd.(38)(39)	66,667	(1)	66,667	0	0%
Jangiz Demirkan (33)	117	(2)	117	0	0%
Peter Mazzone(33)	117	(2)	117	0	0%
Vace Partners Limited(34)	933	(2)	933	0	0%
Karen Farrell(33)	117	(2)	117	0	0%
Fred Meyers(33)	233	(2)	233	0	0%
William Bongiorno(33)	1,400	(2)	1,400	0	0%
William Boss(33)	233	(2)	233	0	0%
David Cherry(33)	700	(2)	700	0	0%
Premchand Beharry(33)	1,692	(2)	1,692	0	0%
Bruce Inglis(33)	1,050	(2)	1,050	0	0%
Robert Sagarino(33)	933	(2)	933	0	0%
Joseph Ingarra(33)	233	(2)	233	0	0%
David Gust(33)	117	(2)	117	0	0%
Richard Huckerby(33)	58	(2)	58	0	0%
Michael Lane(33)	58	(2)	58	0	0%
David Spiller(33)	58	(2)	58	0	0%

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Redstone Group Investments LLC(35)	117	(2)	117	0	0%
Jonathan Belding(33)	58	(2)	58	0	0%
Samuel Gaby(33)	58	(2)	58	0	0%
Gordon Burns(33)	175	(2)	175	0	0%
Cari E. Olson(33)	58	(2)	58	0	0%
Jerry Winn(33)	233	(2)	233	0	0%
John Bentham(33)	117	(2)	117	0	0%
David Forbes (33)	117	(2)	117	0	0%
Dennis Rust(33)	58	(2)	58	0	0%
Thomas Tully(33)	117	(2)	117	0	0%
Everett & Sharon Brunelle JT(33)	117	(2)	117	0	0%
Avijit Ghosh(33)	58	(2)	58	0	0%
Richard Adams(33)	117	(2)	117	0	0%
Phyllis Henderson(33)	117	(2)	117	0	0%
William Baquet(33)	1,843	(2)	1,843	0	0%
Kolinda Tomasic(33)	23	(2)	23	0	0%
Charles Giordano(33)	233	(2)	233	0	0%
Chirag Choudhary(33)	3,000	(2)	3,000	0	0%
Ryan Konik(33)	1,500	(2)	1,500	0	0%
Eric Lord(33)	7,770	(2)	7,770	0	0%
Kevin Mangan(33)	6,732	(2)	6,732	0	0%
Priyanka Mahajan(33)	5,985	(2)	5,985	0	0%
Nelson Baquet(33)	175	(2)	175	0	0%
Maria Robles(33)	88	(2)	88	0	0%
Craig Skop(33)	2,963	(2)	2,963	0	0%
Christopher Gormally(33)	583	(2)	583	0	0%
Philippe Allain(33)	233	(2)	233	0	0%
Jeffrey Singer(33)	175	(2)	175	0	0%

1.	50% of the shares being registered are issuable upon the exercise of warrants.
2.	Represents shares issuable upon exercise of the placement agent’s warrants issued in the Company’s April, 2019 private offering. The holders of the placement agent’s warrants are registered FINRA members.
3.	Empery Asset Management LP, the authorized agent of each of Empery Asset Master, LTD, Empery Tax Efficient, LP and Empery Tax Efficient II, LP has discretionary authority to vote and dispose of the shares held by Empery Master, Empery Tax and Empery Tax II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by Empery Master, Empery Tax and Empery Tax II. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The Address of Empery is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
4.	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address for Hudson Bay Master Fund Ltd. is 777 Third Avenue, 30th Floor, New York, NY 10017.
5.	Rina Rolhaus has the voting and investment control over the securities held by Efrat Investments LLC. The address of Efrat Investments LLC is c/o Efrat Investments LLC, 54 Lenox Avenue, Clifton NY 07012.
6.	The address of Moshe Zuk is 15 Remex St., Hod Hasharon, Israel.

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7.	Steven Cohen has the voting and investment control over the securities held by Alta Partners LLC. The address of Alta Partners LLC is 29 Valentines Lane, Old Brookville, NY 11545.
8.	Diana Huber holds voting and investment power over the securities held by Orca Capital GmbH. The address of Orca Capital GmbH is c/o Orca Capital GmbH Sperlring 2, Pfaffenhofen, Germany 85276.
9.	The address of Richard Molinsky is 51 Lords Hwy East, Weston, CT 06883.
10.	The address of Clayton Struve is 175 W. Jackson Blvd, Suite 440 Chicago, IL 60604.
11.	Verition Fund Management LLC, as the investment manager of Verition Multi Strategy Master Fund Ltd., may be deemed to have power to vote or dispose of the securities held by Verition Multi Strategy Master Fund Ltd. Nicholas Maounis through ownership of the managing member of Verition Fund Management LLC may be deemed to have voting and investment control with respect to these securities. Verition Multi-Strategy Master Fund Ltd., its managing member and Mr. Maounis disclaim beneficial ownership over these securities, except to the extent of their pecuniary interest therein. The address of Verition Multi-Strategy Master Fund Ltd. is One American Lane, Greenwich, CT 06831.
12.	Daniel Warsh is the Manager of Warberg WF VII LP and has the voting and investment control over the securities held by Warberg WF VII LP. The address of Warberg WF VII LP is 716 Oak St., Winnteka, IL 60093.
13.	Adam Stern is the General Partner of A.K.S. Family Partners, LP and has the voting and investment control over the securities held by A.K.S. Family Partners, LP. The address of A.K.S. Family Partners, LP is c/o A.K.S. Family Partners, LP 8886 8th Avenue #530, New York, NY 10019
14.	John DeNobile is the Managing Member of Red Diamond Partners, LLC and has the voting and investment control over the securities held by Red Diamond Partners, LLC. The address of Red Diamond Partners, LLC is c/o Red Diamond Partners, LLC 156 West Saddle River Road, Saddle River, NJ 07458.
15.	The address of Ramnarain Jaigobind is 30 West Street, Apt 26A, New York, NY 10004.
16.	Michael Bigger has the voting and investment control over the securities held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is c/o Bigger Capital Fund, LP 159 Jennings Road, Cold Spring Harbor, NY 11724.
17.	Eric Schlanger has the voting and investment control over the securities held by District 2 Capital Fund LP. The address of District 2 Capital Fund LP is c/o District 2 Capital Fund LP 175 W Carver Street, Huntington, NY 11743.
18.	Ashley Kennedy has the voting and investment control over the securities held by KJ Harrison & Partners Inc. The address of KJ Harrison & Partners Inc. is 60 Bedford Road, Toronto ON, Canada.
19.	The address of Richard Dyke Rogers is 1205 Olive Avenue, Dalhart, TX 79022
20.	John H Abeles MD is the managing member of, and has sole voting and investment power over, the securities held by Northlea Partners. The address of Northlea Partners is c/o Northlea Partners 2365 NW 41st Street, Boca Raton, FL 33431.
21.	Shaye Hirsch has the voting and investment control over the securities held by Brio Capital Master Fund Ltd. The address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800.
22.	David S. Nagelberg has the voting and investment control over David S Nagelberg 2003 Revocable Trust.
23.	The address of Scott Heath is 10838 Penara Street, San Diego CA 92126.
24.	Andrew A Feldman and Jeri Feldman have the voting and investment control over the securities held by The Feldman Family Trust. The address of The Feldman Family Trust is 753 Colima St., La Jolla, CA 92037.
25.	David Whitlock and Ken Lustig have the voting and investment control over the securities held by Crossover Capital Fund I, LLC. The address of Crossover Capital Fund I, LLC is c/o Crossover Capital Fund I, LLC is 3820 E mercer Way, Mercer Island, WA 98040.
26.	Michael H. Schwartz owns Redwood Partners II, LLC and thus may be deemed beneficial owner of the shares held by the Redwood Partners II, LLC. The mailing address for Michael H. Schwartz is 23 East 69th Street, 1R, New York, New York, 10021 LLC.
27.	The address of Ravikumar Vasireddy is 7494 S. Marion Avenue, Tulsa, OK 74315.

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28.	The address of Glenn Jorgensen is 2502 – 52 Street, Delta BC, V4m 2Y4, Canada.
29.	Richard Imperiale is the Chief Investment Officer of Uniplan Investment Counsel Inc. and has the voting and investment control over the securities held by Uniplan Investment Counsel Inc. The address of Uniplan Investment Counsel Inc. is c/o Uniplan Investment Counsel Inc. 22939 W Overson Rd, Union Grove, WI 53182.
30.	Matthew Beckman has the voting and investment control over the securities held by D-Beta One EQ, Ltd. The address of D-Beta One EQ, Ltd. Is c/o D-beta One EQ, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
31.	Adam Slovik is the Manager of Mohawk Ventures LLC and has the voting and investment control over, the securities held by Mohawk Ventures LLC. The address of Mohawk Ventures LLC is 1715 Mohawk Circle, Salt Lake City, UT 84108.
32.	The address of Timothy R. McLaughlin is 65 Bryant Ave., Roslyn, NY 11576
33.	Fordham Financial Management, Inc. acted as placement agent in the Company’s April 2019 private offering. The address of Fordham Financial Management, Inc. and its employees who received warrants is c/o Fordham Financial Management, Inc. 17 Battery Place, South Suite 643, New York, NY 10004.
34.	Vincent Campitiello is the beneficial owner of, and has sole voting and dispositive power over the shares held by, Vace Partners Limited. The address of Vace Partners Limited is 4366 Amboy Road Staten Island, NY 10312-3820.
35.	Michael B. Schaack is the beneficial owner of, and has sole voting and dispositive power over the shares held by Redstone Group Investments LLC. The address of Redstone Group Investments LLC is PO Box 128, Round Hill, VA 20142-0128.
36.	Represents 35,833 shares of common stock, 35,833 shares issuable upon the exercise of warrants and 17,463 shares issuable upon the exercise of the placement agent’s warrants issued in the Company’s April, 2019 private offering. Mr. Jaigobind is a registered FINRA member.
37.

Shai Lustgarten, the Company’s Chief Executive Officer, is the beneficial owner of , and has sole voting and dispositive power over the shares held by Walefar Investments Ltd. The address of Walefar Investments Ltd. is Vasili Michailidi 9, 3206 Limassol, Cyprus.

38.

Carlos Jaime Nissenson, a consultant to and principal stockholder of the Company, is the beneficial owner of, and has sole voting and dispositive power over the shares held by Campbeltown Consulting Ltd. The address of Campbeltown Consulting Ltd. is Vasili Michailidi 9, 3206 Limassol, Cyprus.

39.	Under the terms of the shareholder’s warrant, the shareholder may not exercise its warrants to the extent such exercise would cause it, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. We have designated 1,000,000 shares of preferred stock as Series A Preferred Stock, 1 share of preferred stock as Series B Preferred Stock, and 15,000,000 shares of preferred stock as Series C Preferred Stock.

As of May 21, 2020, a total of 4,107,230 shares of our common stock were issued and outstanding and 4,828,530 shares of our Series C Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Our common stock is quoted on the OTCQB under the symbol “OMQS.” We intend to apply to have our common stock listed on the Nasdaq Capital Market effective upon completion of this offering. No assurance can be given that our application will be approved.

The transfer agent of our common stock is Equity Stock Transfer. Their address is 110 Greene Street, Suite 403, New York, NY 10012.

Stock Options and Outstanding Warrants

As of July 1, 2019, we had reserved 1,006,050 shares of our common stock for issuance pursuant to outstanding stock options, at a weighted average price of $3.80 per share.

As of July 1, 2019, we had reserved 275,000 shares of our common stock for issuance pursuant to outstanding warrants, at a weighted average price of $4.60 per share. This does not include the 891,667 warrants issued in the private placement for which the underlying shares of Common Stock are registered herein.

As of July 1, 2019, we had reserved 241,427 shares of our common stock for issuance upon conversion of outstanding shares of Series C Preferred Stock.

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Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock described below. The board of directors also has the authority to fix the designations, voting powers, preferences, privileges and relative rights and the limitations of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting, economic and other rights of the holders of common stock.

Series A Preferred Stock

The board of directors has designated 1,000,000 shares of preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are outstanding as of May 22, 2020. Each share of Series A Preferred Stock entitles the holder to 250 votes.

Series B Preferred Stock

The board of directors has designated 1 share of preferred stock as Series B Preferred Stock. No shares of Series B Preferred Stock are outstanding as of May 22, 2020.

Series C Preferred Stock

The board of directors has designated 15,000,000 shares of preferred stock as Series C Preferred Stock. 4,828,530 shares of Series C Preferred Stock are outstanding as of July 1, 2019. The Series C Preferred Stock has preferential rights above common shares and is entitled to receive a quarterly dividend at a rate of $0.06 per share per year. As part of a debt settlement agreement effective December 30, 2017, 1,685,000 shares were issued with the quarterly dividend at a rate of $0.06 per share per annum were waived for a period of 24 months, with no dividends being accrued or paid. Series C Preferred Stock is convertible into common stock at the rate of 20 Series C Preferred Shares per one share of common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of Authorized but Unissued Common Stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

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Vacancies. Our bylaws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. Our bylaws provide that special meetings of our stockholders may be called by the chairman of the board of directors, the chief executive officer, or the president (in the absence of the chief executive officer) or by resolution of the board of directors or by the secretary at the request in writing of stockholders owning a majority of the voting power of the outstanding voting stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Amendment of Bylaws. Our directors are expressly authorized to amend our bylaws.

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

15

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Sichenzia Ross Ference LLP owns 10,859 shares of common stock of the Company. A partner of Sichenzia Ross Ference also has options to purchase 42,500 shares of common stock of the Company.

EXPERTS

The audited consolidated financial statements of OMNIQ Corp. and its subsidiaries, as of and for the years ended December 31, 2019 and 2018 included in this prospectus, and elsewhere in the registration statement on Form S-8 have been so included in reliance upon the report of Haynie & Company for the year ended December 31, 2019 and the report of RBSM LLP for the year ended December 31, 2018, upon the authority of said firms as experts in accounting and auditing.

Change in Accountants

On June 6, 2019, RBSM LLP (“RBSM”) notified the Company of its resignation, effective immediately, as the Company’s independent registered public accounting firm. RBSM served as the auditors of the Company’s financial statements for the period from the Company’s fiscal year end December 31, 2014 through the date of dismissal.

The reports of RBSM on the Company’s consolidated financial statements for the Company’s fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. RBSM issued a report expressing substantial doubt about the company’s ability to continue as a going concern.

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During the Company’s fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through June 5, 2019, there were (i) no disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RBSM, would have caused RBSM to make reference to the subject matter of the disagreements as defined in Item 304 of Regulation S-K in connection with any reports its reports, and (ii) there were no “reportable events” as such term is described in Item 304 of Regulation S-K.

The Company provided RBSM with a copy of the foregoing disclosure, and requested that RBSM furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. A copy of the letter from RBSM addressed to the Securities and Exchange Commission dated as of June 7, 2019 is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2019.

OTHER INFORMATION

On September 5, 2019, Niv Nissenson became the Company’s Chief Financial Officer and Principal Accounting Officer.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.omniq.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

17

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC:

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with Securities and Exchange Commission (“SEC”) on May 14, 2020;
●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with Securities and Exchange Commission (“SEC”) on March 30, 2020;
●	Our Current Reports on Form 8-K, filed with the SEC on March 4, 2020, March 31, 2020, April 3, 2020, April 20, 2020, April 24, 2020, April 28, 2020 and May 6, 2020; and
●	The description of our common stock in our Registration Statement on Form S-1 filed with the Commission on July 18, 2019, and amended on July 26, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The SEC declared the Initial Registration Statement effective on July 31, 2019. No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees have been paid.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

Amount to be Paid
SEC registration fee	$1,389
Legal fees and expenses	$35,000
Accounting fees and expenses	$30,000
Printing and miscellaneous expenses	$5,000
Total	$71,389

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Delaware law.

We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

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RECENT SALES OF UNREGISTERED SECURITIES

Effective November 20, 2019, the Company effected a reverse split of its common stock at a ratio of one (1) for twenty (20). The amount of shares and shares underlying derivative securities, as well as their exercise prices, shown below are presented in their post-Reverse Split form.

On September 5, 2019, the Company entered into a letter agreement with Shai Lustgarten, the Company’s Chief Executive Officer, pursuant to which the Company and Mr. Lustgarten agreed to extend the term of Mr. Lustgarten’s employment agreement for an additional two (2) years. As consideration and in light of the Company’s achievements under the leadership of Mr. Lustgarten, the Company, pursuant to its 2018 Equity Incentive Plan, issued to Mr. Lustgarten 50,000 shares of the Company’s common stock.

On September 5, 2019, the Company entered into a letter agreement with Mr. Carlos J. Nissensohn and/or an entity under his control, a consultant to the Company and principal stockholder, pursuant to which they agreed to extend the term of Mr. Nissensohn’s and/or an entity under his control’s consulting agreement for an additional two (2) years. As consideration and in light of Mr. Nissensohn’s and/or an entity under his control’s past consulting services which the Company believes were essential to its recent achievements, the Company, pursuant to the 2018 Equity Incentive Plan, issued to Mr. Nissensohn and/or an entity under his control 27,500 shares of the Company’s common stock.

On May 29, 2019, the Company, Campbeltown and Walefar entered into an Amendment to the HTS Purchase Agreement (the “Amendment”), which provided for an adjustment to the number of shares of common stock issued to Walefar and Campbeltown in the acquisition of HTS. Pursuant to the Amendment, Campbeltown and Walefar agreed to return for cancelation 277,116 shares of common stock each. This Amendment reduced the amount of shares issued in the acquisition to 568,415 shares from 1,122,648 shares and the amount of share consideration to approximately $2,682,918 from approximately $5,298,897. This adjustment was made as a result of a correction in the calculation of working capital and other share give back provisions of the HTS Purchase Agreement.

On April 4, 2019, the Company entered into a form of Securities Purchase Agreement (the “Securities Purchase Agreement”) with accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, on April 9, 2019 (the “Closing Date”), the Company sold an aggregate, with the Conversions included, of $5,000,000 of units (the “Units”) resulting in gross proceeds of $5,000,000, before deducting placement agent fees and offering expenses (the “Offering”). The individual Unit purchase price was $6.00. Each Unit is comprised of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and a warrant to purchase one share of Common Stock, and, as a result of the Offering, the Company issued 833,333 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase 833,333 shares of Common Stock (the “Warrant Shares”) at an exercise price equal to $7.00 per Warrant Share, which Warrants are exercisable for a period of five and one-half years from the issuance date. Both Shai Lustgarten, the Company’s Chief Executive Officer, and Carlos J. Nissenson, a consultant to and principal stockholder of the Company, participated in the Offering by converting $200,000 each of unpaid principal owed to them from the HTS acquisition (the “Conversions”), by the Company in exchange for Shares and Warrants on the same terms as all other Purchasers. With the Conversions included, the Offering resulted in gross proceeds of $5,000,000. As a result of the Conversions, a principal amount of $150,000 is owed to each Walefar and Campbeltown respectively under the note issued to them as partial consideration in the sale of HTS Image Processing to the Company on October 5, 2018.

On December 11, 2018, the Company issued to Orion Capital Advisors, LLC (“Orion”) 7,500 shares of common stock pursuant to the Consulting Agreement between the Company and Orion dated October 10, 2018.

On December 11, 2018, the Company issued to Three Rivers Business Consulting, LLC (“Three Rivers”) 7,500 shares of common stock pursuant to the Business Development Agreement between the Corporation and Three Rivers dated August 1, 2018.

On December 7, 2018, the Company issued options to purchase an aggregate of 143,750 shares of common stock, at an exercise price of $5.40, pursuant to the Company’s 2018 Equity Incentive Plan.

On October 31, 2018, the Company issued options to purchase an aggregate of 108,250 shares of common stock, at an exercise price of $4.40, pursuant to the Company’s 2018 Equity Incentive Plan.

On October 18, 2018, the Company issued Orion 7,500 shares of common stock pursuant to a consulting agreement with Orion.

On October 11, 2018, the Company issued 1,122,648 shares of common stock, a 12-month convertible promissory note in the principal amount of $700,000 with a conversion price of $4.72, in connection with the HTS Purchase Agreement with Walefar and Campbeltown, dated October 5, 2018. As of the date of this filing, an aggregate principal amount of $150,000 remains outstanding. On May 29, 2019, the Company, Campbeltown and Walefar entered into an Amendment to the HTS Purchase Agreement (the “Amendment”), which provided for an adjustment to the number of shares of common stock issued to Walefar and Campbeltown in the acquisition of HTS. Pursuant to the Amendment, Campbeltown and Walefar agreed to return for cancelation 277,116 shares of common stock each. This Amendment reduced the amount of shares issued in the acquisition to 568,415 shares from 1,122,648 shares and the amount of share consideration to approximately $2,682,918 from approximately $5,298,897. This adjustment was made as a result of a correction in the calculation of working capital and other share give back provisions of the HTS Purchase Agreement. This Amendment also reduces the Company’s issued and outstanding common stock to 3,850,421 from 4,404,653.

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On October 4, 2018, the Company issued Yes If, LLC, an entity controlled by Jason Griffith, warrants to purchase an aggregate of 25,000 shares of common stock at $10.00 per share pursuant to his consulting agreement with the Company.

On October 4, 2018, the Company issued Orion Capital warrants to purchase an aggregate of 15,000 shares of common stock at $12.00 per share pursuant to a consulting agreement with the Company.

On October 4, 2018, the Company issued Three Rivers 5,000 shares of common stock, 5,000 shares of common stock to Corporate Profile LLC pursuant to a letter agreement and 5,297 shares of common stock to Sichenzia Ross Ference LLP for legal services.

On August 1, 2018, the Company issued 3,226 shares of common stock to the Company’s legal counsel, Sichenzia Ross Ference LLP as payment for legal services.

On July 27, 2018, the Company issued 10,000 shares of its common stock to John Nesbett pursuant to the Company’s investor relations agreement with his entity, Institutional Marketing Services, Inc. and Sichenzia Ross Ference, LLP was issued 3,226 shares of common stock for legal services.

On June 26, 2018, the Company issued 7,500 shares of common stock to Maren Life Reinsurance LTD and warrants to purchase 10,000 shares of common stock at $5.60 per share as part of a debt settlement agreement.

On June 7, 2018, the Company authorized the issuance of 430,000 shares of common stock to Jason Griffith. The issuance was part of a convertible provision in an existing note held by Jason Griffith. With the issuance of stock the debt and accrued interest was extinguished.

On March 8, 2018, the Company granted a total of 85,000 shares of common stock and options to purchase up to 340,000 shares of common stock under the 2018 Equity Incentive Plan. Also, pursuant to the Company’s 2018 Equity Incentive Plan, the Company granted 50,000 shares of the Company’s common stock to the Company’s Chief Executive Officer Shai Lustgarten. Also, the company granted a total of 90,000 shares to the individuals for services rendered including the Company’s Chief Financial Officer Ben Kemper, external consultants, Kurt Thomet, and George Zicman.

On December 30, 2017, the Company authorized the issuance of 30,000 shares of common stock valued at $59,400 and 1,600,000 shares of Series C Preferred Stock as part of a debt extinguishment agreement with Kurt Thomet and George Zicman who were creditors and former employees of the Company. The common shares were issued on June 9, 2018. The Series C Preferred Stock was valued at $0.80 per share. The total net amount of debt extinguished in this transaction was $5,811,334.95. The Company also authorized the issuance of 85,000 shares of Series C Preferred Stock and issued 150,000 stock warrants with an exercise price of $4.00 as part of a separate debt reduction agreement with David Marin, who is a principal stockholder of the Company. The total net amount of debt forgiven in this transaction was $9,607,529.86.

On October 2, 2017, the Company granted 25,000 stock options to the Company’s CFO as part of the CFO’s employment agreement.

On August 2, 2017, the Company granted a total of 75,000 stock warrants with an exercise price of $2.20 per share and 30,000 shares of common stock as part of a consulting agreement with Carlos Jaime Nissenson.

On August 2, 2017, the Company granted a total of 324,050 stock options, 110,000 stock options were granted to five Board members and 189,050 stock options were granted to the Chief Executive Officer pursuant to his Employment Contract and 25,000 to Company’s legal counsel.

On June 30, 2017, the Company issued 4,375 shares to board members in relation to the vesting schedule agreed to during 4th quarter 2015, which is based on an annual grant 5,000 restricted shares every October and vesting over 8 quarters per independent board member as compensation.

In April 2017, the Company issued 32,000 shares to the Chief Executive Officer as a signing bonus under his Employment Agreement. The shares were valued at $48,000. In addition, the Company issued 3,500 shares to its then Chief Financial Officer as additional fees pursuant to his Contractor Agreement. The shares were valued at $8,400.

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EXHIBITS

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

(a)	Exhibits.

4.1	$12,492,136.51 Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

4.2	$483,173.60 CAD Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

5.1 **	Opinion of Sichenzia Ross Ference LLP

10.1	Factoring and Security Agreement, by and among Quest Solution, Inc., Quest Marketing, Inc., Bar Code Specialties, Inc., and Action Capital Corporation, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016

10.2	Pledge and Security Agreement, by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016

10.3	Security Agreement, by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016

10.4	Warrant issued to David and Kathy Marin dated February 28, 2018, incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the SEC on March 1, 2018.

10.5	Movable Hypothec and General Security Agreement by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

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10.6	Universal Movable Hypothec and General Security Agreement by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016

10.7	Separation Agreement and General Release by and between Quest Solution, Inc. and Jason Griffith, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2016

10.8	Separation Agreement and General Release by and between Quest Solution, Inc. and Scot Ross, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2016.

10.9	Redemption Agreement by and among Quest Solution, Inc., Danis Kurdi and 3587967 Canada, Inc. dated November 30, 2016, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2016.

10.10	Exchange and Transfer Agreement, by and among Viascan Group. Inc., Quest Solution, Inc. and Quest Exchange Ltd. dated November 30, 2016, incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2016.

10.11	Employment Agreement by and between the Company and Shai Lustgarten dated February 17, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 6, 2017.

10.12	Modification Agreement by and between the Company and Shai Lustgarten dated February 17, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 6, 2017.

10.13	Resignation Agreement by and between the Company and Tom Miller dated July 7, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 12, 2017.

10.14	Consulting Agreement by and between the Company and Carlos Jaime Nissenson dated August 2, 2017 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2017.

10.15	Consulting Agreement by and between the Company and YES-IF dated September 8, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2017.

10.16	Termination Agreement by and between the Company and Joey Trombino dated September 29, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2017.

10.17	Employment Agreement by and between the Company and Benjamin Kemper dated October 2, 2017, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2017.

10.18	Settlement Agreement dated February 28, 2018 by and between the Company and David and Kathy Marin (the “Marin Settlement Agreement I”), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

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10.19	Settlement Agreement dated February 28, 2018 by and between the Company and Kurt Thomet, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.20	Settlement Agreement dated February 28, 2018 by and between the Company and George Zicman, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.21	Voting Agreement dated February 28, 2018 by and between the Company and David and Kathy Marin, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.22	Voting Agreement dated February 28, 2018 by and between the Company and Kurt Thomet, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.23	Voting Agreement dated February 28, 2018 by and between the Company and George Zicman, incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.24	Employment Agreement by and between the Company and David Marin dated February 28, 2018. 2018 Equity Incentive Plan incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2018.

10.25	Settlement Agreement with Jason Griffith, dated June 7, 2018, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2018.

10.26	Amendment to Security Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.27	Amendment to Pledge and Security Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.28	Prepayment Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.29	Amendment #9 to Trade Credit Extension Letter with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.30

Amendment #6 to Secured Promissory Note with ScanSource, Inc. dated September 7, 2018 (the “Modified Note”), incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.31	HTS Purchase Agreement, dated October 5, 2018, by and between the Company, Walefar Investments, Ltd. and Campbeltown Consulting, Ltd. incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018.

10.32	Convertible Promissory Note issued to Walefar Investments, Ltd. and Campbeltown Consulting, Ltd., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018.

10.33	Amendment No.1 to Purchase Agreement with HTS Image Processing Inc. dated May 30, 2019, incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the SEC on June 5, 2019.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on June 5, 2019.

23.1**	Auditor consent of RBSM LLP.

23.2**	Auditor consent of Haynie & Company.

23.3**	Consent of Sichenzia Ross Ference LLP (included in exhibit 5.1).

24.1	Power of Attorney (included on signature page).

** Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on the 7th day of May, 2020.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shai Lustgarten acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shai Lustgarten	Director, Chairman of the Board and Principal Executive Officer	May 29, 2020
Shai Lustgarten

/s/ Yaron Shalem, IV	Director	May 29, 2020
Yaron Shalem, IV

/s/ Neev Nissenson	Director and Principal Accounting Officer	May 29, 2020
Neev Nissenson

/s/ Andrew J. MacMillan	Director	May 29, 2020
Andrew J. MacMillan

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